Exhibit 99.3

Kayne Anderson Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing April 27, 2017

Houston, TX – April 26, 2017 – Kayne Anderson Acquisition Corp. (the “Company”) (NASDAQ: KAACU) today announced that, commencing on April 27, 2017, the holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on The NASDAQ Capital Market (“NASDAQ”) under the symbol “KAACU.” The Class A common stock and the warrants that are separated will trade on NASDAQ under the symbols “KAAC” and “KAACW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, or by telephone at (800) 503-4611; and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

About Kayne Anderson Acquisition Corp.

Kayne Anderson Acquisition Corp. was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the energy industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Kayne Anderson Acquisition Corp.

Monique Vo

877-657-3863

www.kaynespac.com